exhibit l.4

November 30, 2016

Stradley Ronon Stevens & Young, LLP

191 N. Wacker Dr., Suite 1601

Chicago, Illinois 60606

Nuveen Floating Rate Income Opportunity Fund

333 West Wacker Drive

Chicago, Illinois 60606

RE:	Nuveen Floating Rate Income Opportunity Fund

Ladies and Gentlemen:

As special Massachusetts counsel to Nuveen Floating Rate Income Opportunity Fund, a Massachusetts business trust (the “Fund”), we consent to the incorporation by reference of our opinion filed with the Securities and Exchange Commission with Pre-Effective Amendment No. 1 to the Fund’s Registration Statement on Form N-2 on October 7, 2016.

In giving this consent, we do not concede that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP
MORGAN, LEWIS & BOCKIUS LLP